Exhibit 99.1

Contact: William H. Galligan, Kansas City Southern, 816-983-1551, bgalligan@kcsouthern.com

KCS Holds Annual Meeting of Stockholders, Elects Two Directors and Announces Preferred and Common Dividends

Kansas City, Mo., May 8, 2015 – Kansas City Southern (KCS) (NYSE:KSU) held its Annual Meeting of Stockholders on May 7, 2015 in Kansas City, Missouri. With over 91% of KCS’ outstanding common and preferred stock represented in person or by proxy at the Annual Meeting, the stockholders:

•	elected Lu M. Córdova and Thomas A. McDonnell to serve on the KCS Board of Directors until the Annual Meeting of Stockholders in 2016;

•	ratified the Audit Committee’s selection of KPMG LLP as KCS’s independent registered public accounting firm for the year ending December 31, 2015;

•	approved an advisory vote on the 2014 compensation of the KCS named executive officers;

•	rejected a stockholder proposal to reduce the ownership percentage needed to call a special stockholder meeting.

“We are pleased that Lu Cordova and Tom McDonnell were re-elected to the Board,” stated Mr. Robert J. Druten, Chairman of the Board. “Their leadership and service on the Board are very important and valuable to the Company.”

“The Board of Directors appreciates our stockholders supporting the Board’s opposition of this stockholder proposal,” continued Druten. “In recognition of the strong corporate governance practices already in place, the Board believed that the stockholder proposal was not in the best interests of the Company and is happy to see that our stockholders agreed with that decision.”

In addition, at their meeting today, the Board of Directors declared a regular dividend of $0.25 per share on the outstanding KCS 4% Non-Cumulative Preferred stock. This dividend is payable on July 7, 2015, to stockholders of record at the close of business on June 8, 2015.

The Board of Directors also declared a regular dividend of $0.33 per share on the outstanding KCS common stock. This dividend is payable on July 8, 2015, to stockholders of record at the close of business on June 8, 2015.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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